EXHIBIT 99.1

KATE SPADE & COMPANY ELECTS DOUG MACK

TO BOARD OF DIRECTORS

June 26, 2014 – Kate Spade & Company (NYSE: KATE) today announced the election of Doug Mack to the Company’s Board of Directors. Mack’s election brings the number of Directors to eleven.  His initial term as director is effective immediately and will expire at the Company’s 2015 Annual Meeting of Stockholders.

An eCommerce innovator, Mack has extensive knowledge in key retail areas including technology, marketing and customer experience. In April 2014, he became CEO of Fanatics, Inc., the world’s leading retailer of licensed sports merchandise and a billion dollar eCommerce company.

Previously, Mack served as CEO of One Kings Lane, a leading online destination for home design, which he joined as a $10M start-up and led its growth into an Internet Retailer Top 100 company.  Prior to One Kings Lane, Mack was CEO of Scene7, the leading rich-media platform for eCommerce, which has powered websites for more than 1,000 global retailers.  After completing the sale of Scene7 to Adobe, Mack joined the Adobe leadership team, and ultimately became GM of the digital media division, which included flagship properties such as Adobe Photoshop and Adobe Flash Media Server. Mack began his career in the General Electric management training programs, was an engagement manager with McKinsey & Company and later became Executive Vice President of Broderbund Software.  A Boston College graduate, Mack was named to Business Insider’s “Silicon Valley 100” four years running.

Commenting on the announcement, Nancy Karch, Chairman of Kate Spade & Company, said: “Doug is an accomplished innovator with nearly 20 years of experience in online retail and technology industries.  We look forward to his contributions as the Company expands, both on- and off-line, around the world.”

“Doug’s strong understanding of integrated technology and customer experience makes him an outstanding fit for our Board,” said Craig Leavitt, Chief Executive Officer of Kate Spade & Company. “As we continue to evolve our digital approach and focus on providing customers with an optimal omnichannel experience, Doug will bring meaningful insight to our Board and Company.”

ABOUT KATE SPADE & COMPANY
Kate Spade & Company (NYSE: KATE) designs and markets accessories and apparel under three global, multichannel lifestyle brands: kate spade new york, Kate Spade Saturday and Jack Spade. With collections spanning demographics, genders and geographies, the brands are intended to accent customers’ interesting lives and inspire adventure at each turn. The Company also owns the Adelington Design Group, a private brand jewelry design and development group that markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines. In November 2013, the Company completed the sale of the Juicy Couture intellectual property to Authentic Brands Group (ABG) and is working under a license from ABG to transition and wind down the Juicy Couture business through 2014. The Company also has a license for the Liz Claiborne New York brand, available at QVC, and Lizwear, which is distributed through the club store channel.  Visit  www.katespadeandcompany.com for more information.

ABOUT FANATICS

Fanatics is the leading online retailer of officially licensed sports merchandise and provides the ultimate shopping experience to sports fans. As a Top 50 Internet Retailer Company, Fanatics comprises the broadest online assortment offering hundreds of thousands of officially licensed items via its Fanatics (www.fanatics.com) and FansEdge (www.fansedge.com) brands, as well as the largest selection of sports collectibles and memorabilia through Fanatics Authentic (www.fanaticsauthentic.com). In addition, the Company powers the e-commerce sites of all major professional sports leagues (NFL, MLB, NBA, NHL, NASCAR, PGA, UFC), major media brands (NBC Sports, CBS Sports, FOX Sports) and over 150 collegiate and professional team properties.

Investor Relations Contact:                       Media Contact:
Priya Trivedi                                              Emily Garbaccio
VP, Finance                                                VP, Corporate Communications
201-295-6110                                             212-739-6552